Exhibit 99.1

Applied Materials Appoints Semiconductor Industry Veteran Brice Hill as Chief Financial Officer

SANTA CLARA, Calif., March 7, 2022 – Applied Materials, Inc. today announced that Brice Hill has joined the company as Senior Vice President and Chief Financial Officer. Hill has 25 years of finance leadership experience within the semiconductor industry, most recently as CFO of Xilinx, Inc., and previously at Intel Corporation where he was the finance leader of many of the company’s largest businesses and functions.

“This is a period of unprecedented growth and opportunity in the semiconductor and equipment industries,” said Gary Dickerson, President and CEO of Applied Materials. “Brice brings tremendous experience in semiconductor devices, manufacturing and computing from the edge to the cloud. We’re delighted to welcome him to our executive team.”

“The semiconductor industry has never been more important to the global economy, and I’m excited to join the team of Applied Materials whose technologies bring performance and innovation to the world’s leading chipmakers,” said Brice Hill.

Hill, 55, was Executive Vice President and CFO of Xilinx through its acquisition by Advanced Micro Devices, Inc. He previously served at Intel Corporation for more than two decades including as Chief Financial Officer and Chief Operating Officer of the Technology, Systems and Core Engineering Group responsible for Intel’s manufacturing, R&D and product engineering. He formerly served as Corporate Vice President of Intel’s Corporate Strategy and Business Unit Finance with responsibility across data center, PC and IoT products.

Prior to Intel, Hill worked at General Motors Corporation in various finance positions. He earned his MBA in finance and strategy from the University of Michigan and holds a bachelor’s degree in finance and economics from the University of Washington.

Hill succeeds interim CFO Bob Halliday who will remain with Applied Materials to support a smooth transition and resume his role as a corporate vice president and advisor.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible a better future. Learn more at www.appliedmaterials.com.

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Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977